Exhibit 5.1

Opinion of Leslie J. Parrette, Jr.

November 15, 2006

Novelis Inc.

3399 Peachtree Road, NE

Suite 1500

Atlanta, Georgia 30326

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 of Novelis Inc., a corporation organized under the Canada Business Corporations Act (the “Company”), to be filed with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended (the “Act”), 7,000,000 common shares, no par value, of the Company (the “Common Shares”) to be issued to eligible participants in accordance with the terms and conditions of the Novelis Inc. 2006 Incentive Plan (the “Incentive Plan”).

I am familiar with the proceedings to date with respect to such proposed issuance and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

Based upon the foregoing, it is my opinion that the Common Shares to be issued by the Company in accordance with the Incentive Plan have been duly authorized for issuance, and, will be, when issued, delivered and paid for pursuant to the terms and conditions set forth in the Incentive Plan, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the laws of Canada and the Province of Ontario.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Leslie J. Parrette, Jr.

Leslie J. Parrette, Jr.

General Counsel